Exhibit 11.2

March 4, 2021

Friendable, Inc.

Campbell, California

Re: Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Circular on Form 1-A of Friendable, Inc. of our report dated June 29, 2020, related to the consolidated financial statements of Friendable, Inc. as of December 31, 2018 and 2017 and for the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Friendable, Inc.’s ability to continue as a going concern.

Yours truly,

MANNING ELLIOTT LLP

/s/ Manning Elliott LLP

Chartered Professional Accountants

Vancouver, Canada